Exhibit 2.1

Arizona Corporation Commission - RECEIVED: 6/4/2021	21060406064886
Arizona Corporation Commission - FILED: 6/4/2021

ARTICLES OF INCORPORATION

FOR-PROFIT CORPORATION

ENTITY INFORMATION

ENTITY NAME:	ZEPHYR GROUP, INC.
ENTITY ID:	23231907
EFFECTIVE DATE:	06/04/2021
ENTITY TYPE:	Domestic For-Profit (Business) Corporation
CHARACTER OF BUSINESS:	Processes hemp into a variety of consumer and industrial products and distributes and markets them

AUTHORIZED SHARES	Share Class: Common Share Series: Share Total: 1500

PROFESSIONAL SERVICES:	N/A

STATUTORY AGENT INFORMATION

STATUTORY AGENT NAME:	Corporation Service Company

PHYSICAL ADDRESS: MAILING ADDRESS:	8825 N 23RD AVENUE, SUITE 100, PHOENIX, AZ 85021

KNOWN PLACE OF BUSINESS

7135 E. Camelback Road, Suite 230, SCOTTSDALE, AZ 85251

PRINCIPAL INFORMATION

Director: D. Roy Serventi - 7135 E. Camelback Road, Suite 230, SCOTTSDALE, AZ, 85251, USA - - Date of Taking Office:
Incorporator: D. Roy Serventi - 7135 E. Camelback Road, Suite 230, SCOTTSDALE, AZ, 85251, USA - - Date of Taking Office:
President: D. Roy Serventi - 7135 E. Camelback Road, Suite 230, SCOTTSDALE, AZ, 85251, USA - - Date of Taking Office:

CERTIFICATE OF DISCLOSURE

FELONY JUDGEMENT QUESTIONS:

Has any person (a) who is currently an officer, director, trustee, or incorporator, or (b) who controls or holds over ten per cent of the issued and outstanding common shares or ten percent of any other proprietary, beneficial or membership interest in the corporation been:

Convicted of a felony involving a transaction in securities, consumer fraud or antitrust in any state or federal jurisdiction within the seven-year period immediately preceding the signing of this certificate?	NO

Convicted of a felony, the essential elements of which consisted of fraud, misrepresentation, theft by false pretenses or restraint of trade or monopoly in any state or federal jurisdiction within the seven-year period immediately preceding the signing of this certificate?	NO

Subject to an injunction, judgment, decree or permanent order of any state or federal court entered within the seven-year period immediately preceding the signing of this certificate, involving any of the following:	NO